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                                                                   Exhibit 99

sappi                                                            Fine Paper
                                                                 North America


PRESS RELEASE


FOR IMMEDIATE RELEASE                       CONTACT: Ed Powers
May 4, 2001                                       617-423-5451


Boston, Massachusetts - Sappi Limited today announced that its U.S.-based operation, Sappi Fine Paper North America, will exit the uncoated paper business and close its paper mill in Mobile, Ala. subject to the completion of a final review. The mill employs approximately 500 people.

The closure would enable Sappi Fine Paper North America to focus on its core business, coated fine paper.

"The mill is not well positioned to compete effectively in the uncoated segment," said Monte R. Haymon, President and CEO of Sappi Fine Paper North America. "It is a difficult market where we do not enjoy the same competitive advantages we do on the coated side. The mill has been in a loss position for some time and our cost structure has significantly worsened as our energy supplier increased its reliance on fossil fuels which have soared in cost."

"Our decision, again subject to final review, came only after full consideration of options to invest in Mobile, including the conversion of the mill to a coated facility. Unfortunately, site economics do not justify investment options," added Haymon. "We are sensitive to the impact this announcement has on our employees and customers and will work with them to ease the impact of a closure over the coming weeks and months."

The main product Sappi produces at the Mobile mill is SpectraTech, a line of uncoated papers used in commercial printing. The mill also manufactures Lusterprint, a durable, high gloss paper used for pet food bags and other converting grades. The mill has a capacity of approximately 300,000 tons annually.

With a closure of the mill, the company would exit the U.S. uncoated paper and converting paper segments and intends to produce Lusterprint at other Sappi facilities.

Upon completion of the final review, Sappi would be permanently shutting the paper machines over the next several months. Sappi has made no decisions regarding disposition of the site or the machinery in the mill.

Sappi Fine Paper North America is a division of Sappi Limited, the largest producer of coated free sheet papers in the world. The group manufactures paper in South Africa, the United Kingdom, Germany, Austria, Belgium, The Netherlands, and in the United States at mills in Muskegon, Mich., and Skowhegan and Westbrook, Maine.